UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 31, 2014

LEUCADIA NATIONAL CORPORATION

(Exact name of registrant as specified in its charter)

New York	1-5721	13-2615557
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

520 Madison Avenue, New York, New York		10022
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: 212-460-1900

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into Material Definitive Agreement

We agreed to settle shareholder class actions relating to the March 1, 2013 transaction through which Jefferies Group LLC became our wholly-owned subsidiary. The terms of the settlement agreement as set forth below are subject to court approval.

Seven class action lawsuits had been filed in New York and Delaware on behalf of a class consisting of Jefferies Group’s stockholders concerning the transaction. The class actions named as defendants Leucadia National Corporation, Jefferies Group, certain members of the board of directors of Jefferies Group, certain members of our board of directors and, in certain of the actions, certain merger-related subsidiaries.

On October 31, 2014, we and the remaining defendants in the Delaware litigation entered into a settlement agreement with the plaintiffs in the Delaware litigation. The terms of that agreement, which are subject to court approval, provide for an aggregate payment of $70 million to certain former stockholders of Jefferies Group, other than the defendants and certain of their affiliates, along with attorneys’ fees to be determined and approved by the court. The agreement further provides that the settlement will be paid, at our option, in either cash or our common shares. If approved by the court, the settlement will resolve all of the class-action claims in Delaware, and release the claims brought in New York.

While we and the other defendants continue to deny each of the plaintiffs’ claims and deny any liability, we agreed to the settlement solely to resolve the disputes, to avoid the costs and risks of further litigation and to avoid further distractions to our management.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LEUCADIA NATIONAL CORPORATION

Date: November 6, 2014	/s/ Roland T. Kelly
Roland T. Kelly
Assistant Secretary and
Associate General Counsel